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EXHIBIT 10.17

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is effective as of May 1, 1998 (the "Effective Date"), by and between Advance Paradigm, Inc. (the "Company") and Anthony J. Pino (the "Executive").

         WHEREAS, the Company and Executive desire to enter into this Agreement pursuant to which the Company will employ Executive in the capacity of Senior Vice President of Personal Care Management, for the period and on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

         1. EMPLOYMENT AND DUTIES. The Company hereby employs Executive, and Executive hereby accepts such employment, in the capacity of Senior Vice President of Personal Care Management of the Company to act in accordance with the terms and conditions hereinafter set forth. During the term of this Agreement, Executive agrees that this position shall be his full-time employment; he shall comply with the covenants of this Agreement; he shall devote his best efforts and all of his business time, attention and skills to the successful continuation of the business of the Company; and he shall perform such duties, functions, responsibilities and authority in connection with the foregoing as are from time to time delegated to Executive by the Chief Executive Officer or Board of Directors of the Company.

         2. TERM. The employment of Executive shall commence on the Effective Date and shall end on the third anniversary thereof (the "Term").

         3. COMPENSATION. In consideration of the services to be rendered by Executive to the Company hereunder, the Company hereby agrees to pay or otherwise provide Executive the following compensation and benefits, it being understood that the Company shall have the right to deduct therefrom all taxes which may be required to be deducted or withheld therefrom under any provision of applicable law (including but not limited to Social Security payments, income tax withholding and other required deductions now in effect or which may become effective by law any time during the Term):

            (a) SALARY. Executive shall receive an annual salary of One Hundred Fifty Thousand and 00/100 dollars ($150,000.00) with such increases thereto as may be determined by the Company from time to time in its sole discretion ("Base Salary"), to be paid in biweekly installments in accordance with the Company's salary payment practices in effect from time to time for senior managers of the Company.

            (b) ADDITIONAL COMPENSATION. In addition to the Base Salary, Executive shall be entitled to receive the compensation set forth in Exhibit A attached hereto.


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         (c) BENEFIT PLANS. Executive shall be entitled to participate in any health, accident, disability and life insurance programs, and any other fringe benefit program (including a 401(k) savings plan), which the Company may adopt and implement for the benefit of the Company's Executives. The foregoing notwithstanding, Executive's coverage under the Company's health benefit program will begin on the Effective Date.

         (d) EXPENSES. Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by him in connection with the fulfillment of his duties hereunder; provided, however, that Executive has complied with all policies and procedures relating to the reimbursement of such expenses as shall, from time to time, be established by the Company.

         (e) VACATION AND SICK LEAVE. During the Term of employment, Executive shall be permitted to take vacations with such frequency and of such duration as are consistent with the executive vacation policies of the Company in effect on the date of this Agreement so long as the absence of Executive does not interfere in any material respect with the performance by Executive of Executive's duties hereunder. Executive shall also be entitled to sick leave according to the sick leave policy which the Company may adopt from time to time.

     4.  TERMINATION.

         (a) DEATH OR DISABILITY. This Agreement shall terminate automatically upon the Executive's death. If the Company determines in good faith that the Disability of the Executive has occurred (pursuant to the definition of "Disability" set forth below), it may give to the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" means Executive's incapacity due to physical or mental illness which is determined, by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably), to prevent Executive's substantial and continuous performance of his obligations hereunder for a period of more than 12 weeks after its commencement or for an aggregate of sixteen weeks in any 12-month period.

         (b) CAUSE. The Company may terminate the Executive's employment for "Cause." For purposes of this Agreement, "Cause" means:

             (i) an act or acts of personal dishonesty taken by the Executive at the expense of the Company,

             (ii) a violation by the Executive of the Executive's obligations under this Agreement,


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             (iii) the indictment of the Executive of (A) a misdemeanor (other than traffic violations or similar misdemeanors) that adversely affects the Company's business, reputation or standing in the community, or (B) a felony,

             (iv) failure on the part of Executive to obey or carry out reasonable directives from the Executive's supervisor which are consistent with this Agreement, or

             (v) failure to meet reasonable, written performance criteria for the Executive's position as established by the Company from time to time, or

             (vi) breach of Executive's representation set forth in Section 11 of this Agreement.

         (c) WITHOUT CAUSE. The Company may, at its option, terminate Executive's employment without Cause at any time upon written notice to Executive.

         (d) GOOD REASON. Executive may terminate his employment agreement upon thirty (30) days written notice to the Company if there occurs a material change by the Company in the functions, duties or title of the Executive's position which shall reduce the level, importance or dignity of such position.

         (e) NOTICE OF TERMINATION. Any termination by the Company shall be communicated by Notice of Termination to the Executive hereto given in accordance with Section 12 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which

             (i) indicates the specific termination provision in this Agreement relied upon,

             (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and

             (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date.

         (f) DATE OF TERMINATION. "Date of Termination" means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that

             (i) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and


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             (ii)   if the Executive's employment is terminated by reason of
         death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.


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         5.       OBLIGATIONS OF THE COMPANY UPON TERMINATION.

                  (a) DEATH. If the Executive's employment is terminated by reason of the Executive's death, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than those obligations accrued or earned and vested (if applicable) by the Executive as of the Date of Termination, including, for this purpose the obligation to pay the Executive

                      (i) the Base Salary through the Date of Termination at the rate in effect on the Date of Termination (the "Base Salary"),

                      (ii) the amount of any bonus earned by the Executive through the Date of Termination, and

                      (iii) any compensation previously deferred by the Executive (together with accrued interest, if any, thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (such amounts specified in clauses (i), (ii) and (iii) are hereinafter referred to as "Accrued Obligations").

                  All such Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

                  (b) DISABILITY. If the Executive's employment is terminated by reason of the Executive's Disability, this Agreement shall terminate without further obligations to the Executive, other than those obligations accrued or earned and vested (if applicable) by the Executive as of the Date of Termination, including for this purpose, all Accrued Obligations. All such Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. Executive shall be entitled after the Disability Effective Date to receive disability benefits provided by the Company to members of executive management or their families in accordance with such plans, programs, practices and policies relating to disability, if any, in effect on the Disability Effective Date.

                  (c) CAUSE. If the Executive's employment shall be terminated for Cause, the Company's obligations to the Executive shall terminate other than the obligation to pay to the Executive the Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive, if any, consistent with Company policy.

                  (d) OTHER THAN FOR CAUSE, DISABILITY OR DEATH. If, the Company terminates the Executive's employment without Cause (other than as a result of death or disability), or the Executive terminates employment under Section 4(d) hereof, the Company shall continue in accordance with the Company's normal payroll procedures to pay Executive his Base Salary for a period of one (1) year from the Date of Termination (the "Severance Period"). Any amounts payable to Executive under this Section 5(d) shall be reduced and offset by the amount of any compensation received by Executive for other employment during the Severance Period. During


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the Severance Period, Executive shall use his best efforts to find employment consistent with the covenants of Executive in Section 6, 7 and 8 of this Agreement.

                  (e) STOCK OPTIONS. Executive shall have three (3) months from the Date of Termination to exercise any vested but unexercised options previously granted to Executive to purchase shares of the Company's Common Stock. Any such exercise will be in accordance with the terms and conditions of the applicable stock option plan and stock option agreement.

         6. CONFIDENTIALITY. Executive acknowledges that during the course of his performance of services for the Company he will acquire knowledge with respect to the Company's business operations, including, by way of illustration, the Company's existing and contemplated services, products, trade secrets, ideas, know how, research and development, formulas, models, compilations, processes, computer code generated or developed, software or programs and related documentation, business and financial methods or practices, plans, pricing, operating margins, marketing, merchandising and selling techniques and information, customer lists, details of customer agreements, sources of supply, Executive compensation and benefit plans, patient records and data, and other confidential information relating to the Company's policy, operating strategy, expansion strategy or business strategy (all of such information herein referred to as the "Confidential Information"); provided, that the term Confidential Information shall not include information which is generally known to the public or the industry other than as a result of Executive's breach. Executive shall not use, in any way, or disclose any of the Confidential Information, directly or indirectly, either during the term of his employment or at anytime thereafter, except as required in the course of his employment. Executive acknowledges that all computer code, programs, files, records, documents, information, data and similar items and documentation relating to the business of the Company (including all copies thereof), whether prepared by Executive or otherwise, are the exclusive property of the Company and, upon termination of Executive's employment with the Company (for whatever reason), Executive shall not take with him, but shall leave with the Company, all such computer code, programs, files, records, documents, information, data and similar items and documentation relating to the business of the Company (including all copies thereof). The obligations of this Section 6 are continuous and shall survive the termination of Executive's employment with the Company.

         7. RESTRICTIONS ON COMPETITIVE EMPLOYMENT. During the term of his employment and for the one year period following termination of Executive's employment, Executive will not (as an individual, principal, agent, Executive, consultant, or otherwise), directly or indirectly, in any territory in which the Company and/or any of its affiliates does business and/or markets its products and services, engage in activities competitive with, nor render services to any firm or business engaged or about to become engaged in the Business of the Company. The Business of the Company includes, but is not limited to, all those products and services that are presently or hereafter marketed by the Company, or that are in the development stage at the time of termination of Executive's employment and are actually marketed by the Company and/or it affiliates thereafter, as well as, the following businesses: (i) the third party prescription drug claims processing business; (ii) the organization and administration of retail pharmacy networks; (iii) the design, development or marketing of or consulting as to, prescription drug benefit plans; (iv) the provision of mail service pharmacy;


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(v) the collection, analysis and/or sale of data relating to prescription drug utilization; (vi) formulary management and rebate administration services; (vii) disease state management, case management or demand management services; (viii) clinical trials and survey services; (ix) personal care management, utilization review or related services; and (x) any other business in which the Company and/or any of its affiliates is then engaged as to which Executive has involvement in the course of his employment hereunder and/or acquired or received Confidential Information.

         8. NONINTERFERENCE. Executive agrees that during the term of his employment and for the one-year period following the termination of Executive's employment by the Company, Executive shall not, directly or indirectly, whether as principal, agent, officer, Executive, investor, consultant, stockholder, or otherwise, alone or in association with any other person:

                  (a) Induce or attempt to influence, directly or indirectly, any Executive of the Company or any subsidiary to terminate his or her employment with the Company or any subsidiary of the Company,

                  (b) Disparage the good name or reputation of the Company, the Company's affiliates, or business of the Company or engage in any conduct that brings the Company, the Company's affiliates, or the Company's business into public ridicule or disrepute; or

                  (c) Solicit, induce or encourage any customer, prospective customer, consultant, independent contractor or supplier of the Company for the purpose of offering products or services that, directly or indirectly, compete or interfere with the Business of the Company. For purposes of this section, "prospective customer" shall mean any party who has had contact with Company or its subsidiaries within the six-month period immediately preceding termination of employment hereunder.

         9. INVENTIONS AND PATENTS. Executive agrees that all inventions, ideas, innovations, improvements or discoveries relating to the business or the Company of the Company's method of conducting business (including new contributions, improvements, ideas and discoveries, whether patentable or copyrightable or not) conceived or made by him during his employment with the Company shall be, and hereby are, assigned to the Company. Executive will promptly disclose such inventions, ideas, innovations or improvements to his supervisor or Chief Executive Officer of the Company and perform all actions reasonably requested by his supervisor or Chief Executive Officer to establish and confirm such ownership. The expense of securing any such patents shall be borne by the Company.

         10. NO OTHER BUSINESS. During the term of Executive's employment, Executive agrees that he will not, directly or indirectly, except with the express written consent of the Board of Directors or the Chief Executive Officer of the Company, become engaged in, render services to, permit his name to be used in connection with, own, manage, operate, control, be employed by, participate in, consult with, or be connected in any manner, whether as an officer, director, Executive, agent, consultant, stockholder (other than as the holder of less than


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2% of the aggregate outstanding shares of a class of equity securities publicly traded on a national securities exchange or quotation system) or other capacity with the ownership, management, operation or control of, any business or enterprise other than the Business of the Company.

         11. EXECUTIVE'S REPRESENTATION. Other than that certain Employment Agreement entered into by Executive and United Payors and United Providers, Inc. dated January 7, 1997, Executive represents to the Company that Executive has neither entered into nor is bound by any agreement or obligation, whether written or verbal, direct or indirect, that prohibits or impedes Executive's ability to perform his obligations hereunder, including without limitation any agreement not to compete or agreement to solicit health plan payors.

         12. NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and deemed to have been given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail, registered or certified, return receipt requested, postage prepaid, simultaneously dispatched) to the addressees at the addresses specified below.

         IF TO EXECUTIVE:          Mr. Anthony J. Pino
                                   1703 Captiva Drive
                                   Oldsmar, Florida 34677

         IF TO THE COMPANY:        Advance Paradigm, Inc.
                                   545 E. John Carpenter Freeway, Suite 1900
                                   Irving, TX  75062
                                   Attention:  General Counsel
                                   Phone No.:  (972) 830-6199
                                   Fax No.:  (972) 830-6196

or to such other address or fax number as either party may from time to time designate in writing to the other.

         13. SURVIVAL. No termination of Executive's employment (for whatever reason) shall reduce or terminate Executive's covenants and agreements in Sections 6, 7 and 8 hereof.

         14. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same. No modification, alteration, amendment or recision of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by the parties hereto.

         15. GOVERNING LAW. This Agreement and the rights and duties of the parties hereunder shall be governed by, construed under and enforced in accordance with the laws of the State of Texas.


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         16. ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. The rights, duties and obligations under this Agreement are assignable by the Company to a successor of all or substantially all of the business or assets of the Company. The rights, duties and obligations of Executive under this Agreement shall not be assignable.

         17. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein except that any court having jurisdiction shall have the power to reduce the duration, area or scope of such invalid, illegal or unenforceable provision and, in its reduced form, it shall be enforceable. It is the intent of the parties hereto that the provisions hereof be enforceable to the fullest extent permitted by applicable law. This agreement may be enforced by the Company or any of its affiliates engaged in the Business.

         18. REMEDIES. The parties to this Agreement shall be entitled to enforce his or its rights under this Agreement specifically, to recover damages (including, without limitation, reasonable fees and expenses of counsel) by reason of any breach of any provision of this Agreement and to exercise all other rights existing in his or its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Agreement and that any party may in his or its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. Such injunction or decree shall be available without the posting of any bond or other security.

         19. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, with the same effect as if the parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                    ADVANCE PARADIGM, INC.


                                    By:
                                       -----------------------------------------
                                       David D. Halbert, Chief Executive Officer


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                                    EXECUTIVE


                                    --------------------------------------------
                                    Anthony J. Pino
                                    EXHIBIT "A"


                                FRINGE BENEFITS

1. Stock Options. Executive shall be granted an incentive option (the "Option") to purchase 30,000 shares of the Common Stock (the "Shares") of the Company. The Option shall be subject to and granted under the Company's Amended and Restated Incentive Stock Option Plan. The Option shall be vested and become exercisable as to 20% of the total Shares on each of the first five anniversaries of the Effective Date. The exercise price shall be the fair market value of the Common Stock of the Company as of the Effective Date, as determined in good faith by the Compensation Committee of the Board of the Directors. Excluding for purposes of this paragraph any transactions between the Company and any affiliate of the Company, in the event of (i) a sale of substantially all of the Common Stock, (ii) a sale of substantially all of the assets of the Company, or (iii) a merger in which the Company is not to be the surviving corporation, the Option shall automatically vest immediately prior to the occurrence of the transaction giving rise to the vesting and, to the extent such transaction does not occur, the vesting shall be deemed rescinded and Executive shall again only be entitled to exercise the Option as set forth above.

2. Signing Bonus. Upon execution of this Employment Agreement, the Company shall pay Executive a signing bonus in the amount of $15,000.00.

3. Incentive Plan. Executive will be entitled to participate in the Company's executive incentive compensation plan for an annual bonus based on the Company's audited financial performance for the fiscal year as well as Executive's individual contribution to the Company. Executive's targeted bonus payment for fiscal year ending 1999 is 34% of Base Salary. The maximum bonus payment is sixty-eight percent (68%) of Base Salary. The executive incentive plan is subject to the approval of the Board of Directors of the Company.

4.       Performance Bonus.

         COMPENSATION ($60,000 MAXIMUM)         PERFORMANCE GOALS AND TARGETS
         -----------------------------------------------------------------------

         $15,000.00                             Operationalize case management
                                                department and provide case
                                                management support for disease
                                                management programs


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                                                as necessary. Provide case
                                                management support for UMW or
                                                State of Oklahoma by January 1,
                                                1999.

         $15,000.00                             Provide 1-3 cents of earnings
                                                per share contribution to API as
                                                a result of case management
                                                operations for fiscal year 1999.

         $30,000.00                             Provide 4-6 cents of earnings
                                                per share to API as a result of
                                                case management operations for
                                                fiscal year 1999.


5. Car Allowance. During the term of this Agreement, Executive shall be provided a $500.00 per month car allowance. At year end, the value of this benefit will be reported as required by the IRS regulations on Executive's Form W-2.

6. Moving Expenses and Storage. The Company shall pay for Executive's packing and shipping of Executive's household goods and personal belongings to a dwelling in the vicinity of Dallas, Texas. The Company will select the mover from three (3) proposals. The Company shall only pay for one pickup and one delivery of such goods.

7. Temporary Living Accommodations. Until such time as Executive moves into his dwelling in the Dallas, Texas vicinity, but for no longer than the one (1) year period following the Effective Date, the Company shall pay up to an aggregate maximum amount of $1,500 per month for temporary housing of Executive and his immediate family members. Executive shall be reimbursed for all reasonable and ordinary housing expenses, including rent, during that time not to exceed $1,500 per month in the aggregate. Any temporary living expenses beyond this amount shall be borne by Executive.

8. New Home Purchase Assistance. During the term of this Agreement, the Company shall reimburse Executive for any origination and loan fees not to exceed the greater of $10,000 or two and one-half percent (2.5%) of the amount of the loan incurred by Executive in connection with Executive's purchase of a home in the vicinity of Dallas, Texas.

9. Executive Commuting Expenses. The Company shall reimburse Executive for reasonable and ordinary travel expenses for up to two (2) round trip, coach-class tickets per month between Dallas, Texas and Tampa, Florida during the first year of the term of this Agreement.


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